                                                                      EXHIBIT 12



                        BROWNING-FERRIS INDUSTRIES, INC.
                                AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)
                         (Dollar Amounts in Thousands)

                                                        Three Months
                                                     Ended December 31,
                                                   ---------------------
                                                     1997         1996
                                                   --------     --------
Earnings Available for Fixed Charges:

 Income before minority interest and cumulative
   effect of change in accounting principle        $ 89,875     $ 75,760
 Income taxes                                        59,916       50,507
                                                   --------     --------

 Income before income taxes, minority
   interest and cumulative effect of change
   in accounting principle                          149,791      126,267
 Consolidated interest expense                       37,084       47,094
 Interest expense related to proportionate
   share of 50% owned unconsolidated
   affiliates                                         8,005        9,258
 Portion of rents representing the interest
   factor                                             9,198        8,648
 Less-Equity in earnings of affiliates
   less than 50% owned                                  255          848
                                                   --------     --------
        Total                                      $203,823     $190,419
                                                   ========     ========
Fixed Charges:
 Consolidated interest expense and
   interest costs capitalized                      $ 39,727     $ 49,951
 Interest expense and interest costs
   capitalized related to proportionate
   share of 50% owned unconsolidated
   affiliates                                         8,005        9,258
 Portion of rents representing the interest
   factor                                             9,198        8,648
                                                   --------     --------
        Total                                      $ 56,930     $ 67,857
                                                   ========     ========
Ratio of Earnings to Fixed Charges                     3.58(1)      2.81
                                                   ========     ========

(1) Excluding the effects of the special credits of $2.6 million, the ratio of earnings to fixed charges is 3.52.